EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.


                                               Three Months Ended          Six Months Ended
                                              March 28,    March 30,    March 28,    March 30,
                                                1996         1995         1996         1995
                                             ----------   ----------   ----------   ----------
EARNINGS PER SHARE:
Average shares outstanding                    1,694,193    1,684,114    1,693,499    1,682,918

Net effect of dilutive stock options and
   warrants -- based on the treasury stock
   method using average market price            126,249       61,957      123,054       58,903
                                             ----------   ----------   ----------   ----------
Total                                         1,820,442    1,746,071    1,816,553    1,741,821
                                             ==========   ==========   ==========   ==========

Net income                                   $  234,695   $  181,069   $  438,279   $  323,098
                                             ==========   ==========   ==========   ==========

Net income per share of Common
   Stock                                     $     0.13   $     0.10   $     0.24   $     0.19
                                             ==========   ==========   ==========   ==========

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